Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated February 10, 2007 (June 28, 2007, as to Notes 12 and 15), relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123R, Share-Based Payment) of Valassis Communications, Inc. appearing in this Current Report on Form 8-K of Valassis Communications, Inc. dated June 28, 2007, in the following Registration Statements:

Form	Registration No.
Form S-8	33-59760
Form S-8	333-00022
Form S-8	333-00024
Form S-8	333-50466
Form S-8	333-52919
Form S-8	333-74263
Form S-8	333-87162
Form S-8	333-104072
Form S-8	333-128158
Form S-8	333-142661
Form S-3	333-65824
Form S-3	333-107787

/s/ Deloitte & Touche LLP

Detroit, Michigan

June 28, 2007